Exhibit 23.3


April 25, 2003

Michael L. Weiner
Biophan Technologies, Inc.
150 Lucius Gordon Drive
West Henrietta, New York, 14586

Dear Mr. Weiner:

I, Robert Rubin, M.D., Principal Investigator for the animal test of Biophan's MRI-safe temporary photonic pacemaker, hereby give my written permission for Biophan Technologies, Inc. To (sic) use the following quote and to be named in the Company's registration statement:

"I am impressed with the outstanding engineering and functionality of the photonic pacing device. The photonically powered pacemaker also recovered the hear from a complete cardiac arrest."

Sincerely yours,

Robert Rubin, M.D.